Exhibit A

                              TROUTMAN SANDERS LLP
                     600 Peachtree Street, N.E., Suite 5200
                           Atlanta, Georgia 30308-2216
                                                  (404) 885-3000






                                February 5, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:      The Southern Company et al.
                  File No. 70-9137

Ladies and Gentlemen:

         We are familiar with the statement on Form U-1, as amended, filed by The Southern Company ("Southern") and Alabama Power Company, Georgia Power Company, Gulf Power Company and Mississippi Power Company (collectively, the "Subsidiaries") in the above-referenced proceeding. The transactions proposed therein included the authority (i) for each of the Subsidiaries to solicit proxies from the holders of their respective shares of preferred stock and common stock; (ii) for each of the Subsidiaries to amend their respective charters; (iii) for Southern to make an offer to the holders of shares of certain series of the Subsidiaries' outstanding preferred stock to acquire such shares for cash; and (iv) for Southern to sell to the respective Subsidiaries any preferred stock so acquired at Southern's purchase price plus expenses. We are representing Southern in connection with this matter and are furnishing this opinion with respect to the transactions by Southern.

         We are of the opinion that:

         (a) Southern is a validly organized and duly existing corporation under the laws of the State of its incorporation;

         (b) the subject transactions have been consummated by Southern in accordance with the terms of such statement on Form U-1, as amended;

         (c) all State laws applicable to such transactions by Southern have been complied with;

         (d) Southern lawfully acquired the shares of the Subsidiaries' preferred stock purchased by it pursuant to its offer and lawfully sold such shares to the respective Subsidiaries; and

         (e) the consummation of such transactions by Southern did not violate the legal rights of the holders of any securities issued by Southern or any associate company thereof.

         We hereby give our written consent to the use of this opinion in connection with the above-mentioned statement on Form U-1, as amended, and to the filing thereof with the Commission at the time of the filing by Southern of its certificate pursuant to Rule 24.

                                               Very truly yours,

                                               /s/Troutman Sanders LLP

                                               TROUTMAN SANDERS LLP